Exhibit 12.

                                MOBIL CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)

                                                                        Three
                                                                        Months
                                                                        Ended
                                     Year Ended December 31,           March 31,
                           ------------------------------------------  --------
                             1991     1992     1993     1994     1995      1996
                           ------   ------   ------   ------   ------    ------


Income Before Change in
  Accounting Principle(s)  $1,920   $1,308   $2,084   $1,759   $2,376    $  736
Add:
Income taxes ............   2,105    1,567    1,931    1,919    2,015       786
Portion of rents
  representative of
  interest factor .......     344      319      339      340      368        92
Interest and debt
  discount expense ......     713      612      529(a)   461      467       116
Earnings (greater) less
  than dividends from
  equity affiliates......    (151)      36      265      (40)     (51)       65
                           ------   ------   ------   ------   ------    ------
Income as Adjusted ......  $4,931   $3,842   $5,148   $4,439   $5,175    $1,795
                           ======   ======   ======   ======   ======    ======
Fixed Charges:
Interest and debt
  discount expense ......  $  713   $  612   $  529(a)$  461   $  467    $  116
Capitalized interest ....      20       42       42       37       47        12
Portion of rents
  representative of
  interest factor .......     344      319      339      340      368        92
                           ------   ------   ------   ------   ------    ------
Total Fixed Charges .....  $1,077   $  973   $  910   $  838   $  882    $  220
                           ======   ======   ======   ======   ======    ======
Ratio of Earnings to
  Fixed Charges .........     4.6      3.9      5.7(a)   5.3      5.9       8.2
                           ======   ======   ======   ======   ======    ======


Note:

  For the years ended December 31, 1991, 1992, 1993, 1994, 1995 and the three months ended March 31, 1996, Fixed Charges exclude $42 million, $37 million, $31 million, $37 million, $28 million and $7 million, respectively, of interest expense attributable to debt issued by the Mobil Oil Corporation Employee Stock Ownership Plan Trust and guaranteed by Mobil.


(a) Excludes the favorable effect of $205 million of interest benefits from the resolution of prior-period tax issues.



MOBIL                              - 17-